Exhibit 10.6B

FIRST AMENDMENT TO THE

DEFERRED INCOME PLAN FOR TEXTRON EXECUTIVES

(Restatement effective January 3, 2010)

The Deferred Income Plan for Textron Executives (the “Plan”) is hereby amended as set forth below, effective October 1, 2013, except as otherwise provided:

1.              Article I of the Plan is amended as follows:

a.              Section 1.01 of the Plan (definition of “Account”) is amended to read in its entirety as follows:

1.01                        “Account” means the bookkeeping entry used to record deferred income and earnings credited to a Participant under the Plan. All amounts credited to the Account shall be unfunded obligations of Textron: no assets shall be set aside or contributed to the Plan for the Participant’s benefit. A Participant’s Account does not include deferred income that was earned and vested (within the meaning of IRC Section 409A) before January 1, 2005, and any subsequent increase that is permitted to be included in such amount under IRC Section 409A. Such amounts are calculated and paid solely as provided in Appendix A and Appendix B, as applicable. A Participant’s Account may consist of a Pre-2013 Sub-account and/or a Post-2013 Sub-account, as follows:

(a)                                 If the Participant entered the Plan before 2014, the portion of the Account that is allocable to a Pre-2013 Election (adjusted for investment earnings and losses, net of expenses) shall be allocated to a Pre-2013 Sub-account.

(b)                                 If a Participant deferred amounts under the Plan after 2013, amounts allocable to a Post-2013 Election (adjusted for investment earnings and losses, net of expenses) shall be allocated to a Post-2013 Sub-account. Within the Post-2013 Sub-account, amounts allocable to separate Post-2013 Elections shall be accounted for separately.

Both the Pre-2013 Sub-account and the Post-2013 Sub-account may be further subdivided into sub-accounts as determined by Textron.

b.              Section 1.05 of the Plan (definition of “Deferred Income”) is amended by striking the phrase “(in the case of a Schedule A Participant)” in subsection C thereof and by revising subsection D thereof to read in its entirety as follows:

D.                                    Textron Company Contribution: A matching credit allocated to a Schedule A Participant’s Stock Unit Account, as described in Section 2.04(b) or a predecessor provision for Textron Company Contributions.

c.               Section 1.11 of the Plan (definition of “Participant”) is amended to read in its entirety as follows:

1.11                        “Participant” means an Eligible Individual who is participating in the Plan pursuant to Article II, or a former Eligible Individual whose Account has not been forfeited or fully distributed.

d.              Section 1.13 of the Plan (definition of “Schedule A Participant”) is amended to read in its entirety as follows:

1.13                        “Schedule A Participant” means a Participant designated as a Schedule A Participant at the time of the applicable deferral election.

e.               Section 1.14 of the Plan (definition of “Schedule B Participant”) is amended to read in its entirety as follows:

1.14                        “Schedule B Participant” means a Participant who either (a) was designated as a Schedule B Participant at the time of the applicable deferral election or (b) made a deferral election under the Key Executive Plan or the Executive Plan in 2006.

f.                The following new definitions are added to Article I:

1.___                 “Post-2013 Election” means a deferral election that is filed and becomes irrevocable with respect to compensation for service, or a performance period that begins, after December 31, 2013. The first Post-2013 Elections are the elections made during the Plan’s enrollment/deferral election period in the Fall of 2013.

1.___                 “Post-2013 Sub-account” means a sub-account for amounts allocable to a Post-2013 Election, as described in Section 1.01 (definition of “Account”).

1.___                 “Pre-2013 Election” means a deferral election that was filed and became irrevocable under Section 2.03 (“Deferral Election Requirements”) with respect to compensation for service, or a performance period that began, before January 1, 2014. Pre-2013 Elections include all elections made before the Plan’s Fall 2013 enrollment/deferral election period, including elections made with respect to compensation for performance periods that began before 2014 but end after January 1, 2014.

1.___                 “Pre-2013 Sub-account” means a sub-account for the portion (if any) of a Participant’s Account that is allocable to a Pre-2013 Election, as described in Section 1.01 (definition of “Account”).

Each such definition shall be inserted in alphabetical order, and all sections of Article I and cross-references shall be renumbered accordingly.

2.              Section 2.01 of the Plan (“Initial Enrollment”) is amended by revising the first paragraph thereof to read in its entirety as follows:

2.01                        Initial Enrollment. An Eligible Individual shall complete the enrollment process established by Textron in order to become a Participant in the Plan. Initial enrollments before October 1, 2013, are subject to the provisions of the Plan then in effect.

3.              Section 2.02 of the Plan is amended to read in its entirety as follows:

2.02                        Deferral Election. Subject to the requirements set forth in Section 2.03, a Participant may elect to defer the following amounts under the Plan:

(a)                           Post-2013 Elections. For each Post-2013 Election, a Participant may elect to defer up to 80% of (i) his base salary; (ii) any cash distribution (other than a dividend, dividend equivalent, or distribution upon exercise of an option or stock appreciation right) under a shareholder-approved long-term incentive plan of Textron; and/or (iii) any other cash bonus or annual incentive compensation under an annual incentive compensation plan or short-term bonus plan sponsored by Textron. Textron shall have discretion to modify the maximum percentage of any type of compensation that may be deferred in any year (including to reduce the limit to zero).

(b)                           Pre-2013 Elections. For Pre-2013 Elections, the compensation that could be deferred was determined in accordance with the terms of the Plan then in effect. Pre-2013 Elections shall be implemented in accordance with their terms and Section 2.03, below.

(c)                            No Deferral of Gain Under Stock Rights. In no event may a Participant defer cash or stock payable upon exercise of a stock option or stock appreciation right.

4.              Subsections (a), (c), (d) and (e) of Section 2.03 of the Plan (“Deferral Election Requirements”) are amended to read in their entirety as follows:

(a)                                 Applicability. Except in the case of a timely election to defer “performance-based compensation” pursuant to paragraph (b)(2), below, a Participant’s deferral election shall apply only to compensation paid for services to be performed after the election is made. Except as provided in subsection (b), if Textron allows deferral of a bonus or other compensation earned over a performance period that commenced before the date of the election, the total compensation shall be multiplied by the ratio of the number of days remaining in the performance period after the election to the total number of days in the performance period, and only the resulting portion of the compensation shall be eligible for deferral.

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(c)                                  Minimum Deferrals. For Pre-2013 Elections, a Participant was not permitted to elect to defer an amount less than $5,000 for any year. Such minimum shall not apply for Post-2013 Elections.

(d)                                 Change in Participation Level. For Pre-2013 Elections, the deferral rules for Schedule A Participants and Schedule B Participants were different. A Participant’s status as a Schedule A Participant or a Schedule B Participant was determined at the deferral election deadline. Any change in status did not, and shall not, affect prior deferral elections.

(e)                                  Renewal of Elections. A Post-2013 Election with respect to base salary shall be effective only with respect to base salary earned in the calendar year (or portion of a year, in the case of a mid-year election by a new Participant)

immediately following the election deadline, and a Post-2013 Election with respect to other compensation shall be effective only with respect to the particular bonus, award, or other compensation for which such election is made. A Participant’s Pre-2013 Election(s) shall continue to apply with respect to the compensation covered by such election(s). The Participant must make a new deferral election before the applicable deadline in order to defer compensation earned in a subsequent period or for a subsequent bonus, award, or other compensation. A Participant who fails to make a valid deferral election on or before the applicable deadline shall be deemed to have elected not to defer any compensation to which the deadline applies.

5.              Section 2.04 of the Plan is amended to read in its entirety as follows:

2.04                        Non-Elective Deferred Compensation. In addition to any Elective Deferred Income, a Participant’s Account may be credited with the following types of non-elective Deferred Income:

(a)                                 Discretionary Deferred Income. Effective October 1, 2013, a Participant’s Account may be credited with additional amounts at the discretion of the Organization and Compensation Committee of the Board for Participants who are executive officers of Textron, and at the discretion of Textron, for all other Participants. The document authorizing the Discretionary Deferred Income shall specify the vesting schedule, if any, that applies to such Discretionary Deferred Income. Any Discretionary Deferred Income shall be allocated to a Participant’s Moody’s Account or Stock Unit Account, as determined by Textron.

(b)                                 Textron Company Contribution. A Schedule A Participant shall receive a matching contribution credit in his Stock Unit Account equal to 10% of any Elective Deferred Income that the Participant allocates initially to his Stock Unit Account, excluding any deferral of base salary or other compensation that Textron has not irrevocably designated in writing as eligible.

(c)                                  Automatic Deferred Income. Before October 1, 2013, the Plan provided for automatic deferral of a

Schedule A Participant’s performance share unit payout to the extent necessary to meet required stock ownership levels established under the Executive Share Ownership Policy. Such automatic deferrals shall apply only with respect to performance share units for which the election deadline under IRC Section 409A occurred before October 1, 2013.

6.              Section 3.01 of the Plan is amended to read in its entirety as follows:

3.01                        Investment Accounts. For recordkeeping purposes, Textron shall maintain a Moody’s Account and a Stock Unit Account, as necessary, to credit hypothetical investment gains and losses to a Participant’s Account. To the extent permitted by Textron, a Participant may allocate his Elective Deferred Income initially to the Moody’s Account or the Stock Unit Account.

7.              Subsections (a) and (b) of Section 3.03 of the Plan are amended to read in their entirely as follows:

(a)                                 The Stock Unit Account shall consist of phantom shares of Textron common stock. The number of stock units credited to a Participant’s Stock Unit Account shall be determined as follows:

(1)                                 For credits added before October 1, 2013, (A) with respect to credits resulting from Automatic Deferred Income or the deferral of annual incentive compensation or performance share units, using the methodology approved by the Organization and Compensation Committee of the Board for payment of performance share units, and (B) for other amounts, by dividing the amount of Deferred Income credited on the last day of the calendar month by the average of the composite closing prices of Textron common stock, as reported in The Wall Street Journal, for the calendar month in which the credit is made; and

(2)                                 For credits added after September 30, 2013, by dividing the amount of Deferred Income credited to the Participant’s Account by the closing price of Textron common stock on the date the credit is posted to the Participant’s Stock Unit Account, as reflected in the Plan’s recordkeeping system.

(b)                                 Textron shall credit additional stock units to a Participant’s Stock Unit Account to reflect dividend equivalents attributable to the stock units that were credited to the Participant’s Stock Unit Account on the record date. The number of additional stock units shall be determined as follows:

(1)                                 For dividend equivalents added before October 1, 2013, by dividing the dividend amount by the average of the composite closing prices of Textron common stock, as reported in The Wall Street Journal, for the month in which the record date occurs; and

(2)                                 For dividend equivalents added after September 30, 2013, by dividing the dividend amount by the closing price of Textron common stock on the date the credit is posted to the Participant’s Stock Unit Account, as reflected in the Plan’s recordkeeping system.

8.              Section 3.04 of the Plan is amended to read in its entirety as follows:

3.04                        Monthly Adjustments. A Participant’s Moody’s Account and Stock Unit Account shall be adjusted on the last day of each calendar month (or more frequently in the discretion of the Plan’s recordkeeper) to reflect additional Deferred Income credited to the Account, distributions from the Account, and investment gains or losses allocated to the Account.

9.              Section 3.05 of the Plan is amended to read in its entirety as follows:

3.05                        Transfers and Distributions From Stock Unit Account.

(a)                                 Effective October 1, 2013, a Participant who has Separated From Service may, once each trading day, request to transfer in 1% increments any amount in his Stock Unit Account to his Moody’s Account. Such transfer shall take effect as soon as practicable after the election is received and processed. For purposes of the transfer, the value of a share of Textron common stock shall be the closing price on the first trading day that ends after the request is received and processed, as reflected in the Plan’s recordkeeping system.

(b)                                 Before October 1, 2013, transfers were subject to the terms of the Plan then in effect including (1) a minimum transfer of 10% of the Stock Unit Account (available only in 5% increments), and (2) valuation rules set forth therein.

(c)                                  For any distribution from the Participant’s Stock Unit Account before October 1, 2013, the value of Textron common stock shall be determined using the same methodology as applies for transfers described in subsection (b), above. For any distribution from the Participant’s Stock Unit Account after September 30, 2013, the value of Textron common stock shall be the closing price on the first trading day of the calendar month in which the distribution occurs, as reflected in the Plan’s recordkeeping system.

10. Section 5.03 of the Plan (“Form of Payment”) is amended to read in its entirety as follows:

5.03                        Form of Payment. Subject to Section 5.05 (automatic lump sum payments), below, the distribution of a Participant’s Account upon Separation From Service or Total Disability shall be made in one of the following forms:

(a)                                 For a Post-2013 Sub-account, either (1) a lump sum, or (2) annual installments over a period not exceeding 10 years.

(b)                                 For a Pre-2013 Sub-account, one or a combination of (1) a lump sum, and/or (2) annual installments over a period not exceeding 15 years (or, if less, the number of whole years in the Participant’s remaining life expectancy, determined as of the payment commencement date under the Single Life Table in Treas. Reg. § 1.401(a)(9)-9, Q&A-l).

If payment is made in annual installments, the installment payment for each year shall be calculated by dividing the unpaid balance to which the installment election applies as of January 1 of that year by the remaining number of unpaid installments.

Effective for installment payments made after September 30, 2013, each installment shall be taken first from the Moody’s Account (until the balance of the Moody’s Account is zero) and then from the Participant’s

Stock Unit Account. Effective for installments paid before October 1, 2013, installment payments were made ratably from the Participant’s Moody’s Account and Stock Unit Account.

11. Section 5.04 (“Distribution Elections”) is amended to read in its entirety as follows:

5.04                        Distribution Elections.

(a)                               Participants were allowed to make special elections during 2007 to receive their Accounts in one or a combination of the distribution options in Section 5.03(b). Elections were not permitted if they would accelerate payment of the Participant’s benefit into the year of the new election, or if the new election would postpone a distribution that otherwise would be made in 2007. Each such election shall apply with respect to the Participant’s entire Pre-2013 Sub-account. The payment form(s) for any Post-2013 Sub-account shall be determined in accordance with paragraph (b)(2), below.

(b)                               For each Participant whose Account was first credited with Deferred Income after 2007, the following distribution election rules apply:

(1)                                 The Participant’s Pre-2013 Sub-account (if any) shall be paid in accordance with the Participant’s initial deferral election and any change under subsection (c), below.

(2)                                 The Participant’s Post-2013 Sub-account (if any) shall be paid in the form(s) elected by the Participant by the deadline established by Textron. Any such election (including an election for Discretionary Deferred Income) shall be made no later than the deadline prescribed by Section 2.03(b) (“Election Deadlines”). To the extent permitted by Textron, a Participant may elect a different form of payment with respect to each amount deferred.

(3)                                 Any amount with respect to which the Participant has not made an election by the deadline established by Textron shall be paid in a lump sum (subject to any change made pursuant to subsection (c), below).

(c)                                After 2007, a Participant may change the form of payment he previously elected for his Pre-2013 Sub-account and/or all or part of his Post-2013 Sub-account once (but only once). The Participant’s new payment election must satisfy the following requirements and any additional conditions specified by Textron or the Plan’s recordkeeper:

(1)                                 the new election must be made at least twelve months before the date when payment of the applicable amount would otherwise commence (and the new election shall be ineffective if a subsequent event causes the original payment date to fall within the 12-month period);

(2)                                 the new election must defer the date on which payment of the applicable amount will commence by at least five years from the commencement date applicable to the Participant’s previous election; and

(3)                                 the new election may not require annual installments to be paid over a period exceeding 10 years. For changes made before October 1, 2013, the installment period could not exceed the number of whole years in the Participant’s remaining life expectancy, determined as of the payment commencement date under the Single Life Table in Treas. Reg. §1.401(a)(9)-9,Q&A-l.

12. Section 5.05(b) of the Plan (automatic lump sum payments for participants who terminate before retirement eligibility) is amended to read in its entirety as follows:

(b)                                 Participants Who Terminate Before Retirement Eligibility.

(1)                                 If a Participant who first participated in the Plan after 2007 has a Separation From Service or Total Disability before the earliest of (A) the date the Participant reaches at least age 55 and completes at least 10 years of service, (B) the date the Participant reaches at least age 35 and completes at least 20 years of service, and (C) the date the Participant reaches age 60, such Participant’s Pre-2013 Sub-account shall be paid in a lump sum (even if the Participant elected to receive installments).

(2)                                 If a Participant began participating in the Plan before 2008 (and before 2014), the automatic lump-sum payment described in paragraph (1), above, shall apply only to that portion, if any, of his Pre-2013 Sub-account that was credited to the Participant’s Account while the Participant was a Schedule B Participant, and any associated investment earnings or losses, but shall not apply to any portion of his Pre-2013 Sub-account that was credited while he was a Schedule A Participant, or to associated investment gains or losses.

(3)                                 The automatic lump-sum payment described in paragraphs (1) and (2), above, shall not apply for any Post-2013 Sub-account.

13. Section 3.09 of Appendix A of the Plan is amended to read in its entirety as follows:

3.09                        From time to time, Textron shall credit Stock Units to a Participant’s Stock Unit Account equal to the number of shares of Textron Common Stock that would have been allocated on account of dividends to the Participant’s Stock Unit Account as of that date, based on the following price:

(a)                                 For credits before October 1, 2013, the average of the composite closing prices of Textron Common Stock, as reported in The Wall Street Journal, for the month in which the date of record occurs; and

(b)                                 For credits after September 30, 2013, the closing price of Textron common stock on the date the credit is posted to the Participant’s Stock Unit Account, as reflected in the Plan’s recordkeeping system.

14. Section 3.11 of Appendix A of the Plan is amended to read in its entirety as follows:

3.11                        The Interest Account shall be established when the benefits relating to a Participant’s Stock Unit Account become due to the Participant under Article IV. A Participant who has terminated her Textron employment may request to transfer all or part of her Stock Unit Account in cash to her Interest Account in accordance with the following rules.

from amounts in the Interest Account attributable to pre-2002 deferrals, next from pre-2002 Moody’s Account amounts described in Section 3.03, next from Section 3.04(b) (deferrals from 1988 through 2001), next from Section 3.04(a) (deferrals before 1988), and lastly from the Stock Unit Account.

16. Section 5.05 of Appendix A of the Plan is amended to read in its entirety as follows:

5.05                        Before October 1, 2013, distributions under this Article V were taken from each account in which there was an amount on a pro-rata basis, and amounts were taken from the Moody’s account in the order prescribed by Section 5.03(b) of Appendix A as then in effect.

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IN WITNESS WHEREOF, Textron Inc. has caused this amendment to be executed by its duly authorized officer.

TEXTRON INC.

Dated: November 7, 2013	By	/s/ Cheryl H. Johnson
Cheryl H. Johnson
Executive Vice President, Human Resources